Exhibit 10.1

LONG-TERM PERFORMANCE PROGRAM
2007 - 2009 PERFORMANCE CYCLE

Performance Period

This performance cycle approved by the Personnel and Compensation Committee at the November 7, 2006 meeting measures Kaman performance for the period January 1, 2007 through December 31, 2009.

Participants and Target Awards

The participants approved by the Personnel and Compensation Committee at the November 7, 2006 meeting for participation for this performance cycle and their target awards are:

Participant	Target Award as % of Base Salary

Paul Kuhn	160%
Bob Garneau	110%
Jack Cahill	95%
Candace Clark	95%
Bob Saunders	95%
Ron Galla	90%
Russ Jones	90%
John Kornegay	60%

These participants are designated as Covered Employees under Section 2 (j) of the Kaman Corporation 2003 Stock Incentive Plan.

Performance Measures

The specific performance measures and their weighting are:

Performance Measure	Weighting

Average return on total capital	40%
Growth in earnings per share	40%
Total return to shareholders	20%

Average return on capital will be the simple average of total return on capital achieved in each of the three (3) years of the performance cycle.

Growth in earnings per share will be calculated by taking the simple average of Kaman’s earnings per share for each of the three (3) years of the performance cycle and computing the compound growth rate of that average over the base period EPS. The base period EPS is the simple average of Kaman’s EPS for the years 2004, 2005 and 2006.

Total return to shareholders will be calculated on a dividends reinvested basis and will measure the change in value of an investment in Kaman shares for the period January 1, 2007 through December 31, 2009.

Benchmark for Performance Comparison

Kaman performance will be measured on a relative basis against the performance of the Russell 2000 index companies for the period January 1, 2007 through December 31, 2009 using the same performance measures:

•	Average return on total capital
•	Growth in earnings per share
•	Total return to shareholders

In measuring the performance of the Russell 2000 companies, average return on total capital and total return to shareholders will be measured in the same way as Kaman’s performance is measured.

In measuring growth in earnings per share for the Russell 2000 index companies, the calculation will be the same except that the base year will be the earnings per share for 2006.

Determination of Earned Award

In determining the actual award earned, each performance measure will be measured separately and the total of the three calculations will equal the total award earned

The actual award earned for each performance measure will be based on a comparison of Kaman’s performance as compared to that of the Russell 2000 index companies as follows:

Kaman Performance vs. Russell 2000 Companies	% of Target Award Earned

Below 25th percentile	None
25th percentile	25%
50th percentile	100%
75th percentile & above	200%

The percent of the target award earned for actual performance between the 25th and the 50th percentile and between the 50th and 75th percentile will be determined on a straight-line interpolation.

All payments are meant to qualify as Qualified Performance-Based Awards under Section 15 (c) of the Kaman Corporation 2003 Stock Incentive Plan.